Delaware

The First State

I, JEFFREY W. BULLOCK, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF CORRECTION OF "ANDALAY SOLAR INC.", FILED IN THIS OFFICE ON THE TWENTIETH DAY OF SEPTEMBER, A.D. 2013, AT 7:49 O'CLOCK P.M.

A FILED COPY OF THIS CERTIFICATE HAS BEEN FORWARDED TO THE NEW CASTLE COUNTY RECORDER OF DEEDS.

SECRETARY OF STATE — 1776 — DELAWARE — 1970

Jeffrey W. Bullock, Secretary of State

4195710 8100

131114100

AUTHENTICATION: 0755583

DATE: 09-23-13

State of Delaware
Secretary of State
Division of Corporations
Delivered 07:49 PM 09/20/2013
FILED 07:49 PM 09/20/2013
SRV 131114100 - 4195710 FILE

STATE OF DELAWARE
CERTIFICATE OF CORRECTION

Andalay Solar Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware.

DOES HEREBY CERTIFY:

1. The name of the corporation is Andalay Solar Inc.

2. That a Certificate of Amendment was filed by the Secretary of State of Delaware on September 19, 2013 (the "Certificate") and that said Certificate requires correction as permitted by Section 103 of the General Corporation Law of the State of Delaware.

3. The inaccuracy or defect of said Certificate is that certain revisions to ARTICLE FOURTH paragraph A were inadvertently omitted in the Certificate.

4. ARTICLE FOURTH paragraph A. of the Corporation's Certificate of Incorporation shall be amended by replacing ARTICLE FOURTH paragraph A. in its entirety as follows:

"FOURTH: A. Classes and Numbers of Shares. The total number of shares of stock which the Corporation shall have authority to issue is FIVE HUNDRED and ONE MILLION (501,000,000) shares. The Classes and aggregate of shares of each class which the Corporation shall have the authority to issue are as follows:

1. FIVE HUNDRED MILLION (500,000,000) shares of Common Stock, par value $0.001 per share (the "Common Stock"); and

2. ONE MILLION (1,000,000) shares of Preferred Stock, par value $0.001 per share (the "Preferred Stock")."

5. The remaining provisions of ARTICLE FOURTH shall remain unchanged.

IN WITNESS WHEREOF, said corporation has caused this Certificate of Correction this 20th day of September, 2013.

ANDALAY SOLAR INC.

By: /s/ Margaret Randazzo
Name: Margaret Randazzo
Title: Chief Executive Officer